Exhibit 10.33

EMPLOYMENT SEPARATION AGREEMENT

This Employment Separation Agreement (the “Agreement”) is made and entered into by and between Pamela Marrone (“Executive”) and Marrone Bio Innovations, Inc., a Delaware corporation (the “Company”), effective as of December 1, 2019 (the “Effective Date”).

W I T N E S S E T H:

WHEREAS, Executive is the Chief Executive Officer of the Company and a member of the Company’s board of directors (the “Board”); and

WHEREAS, Executive is party to an employment offer letter agreement with Marrone Organic Innovations, Inc., dated June 29, 2006 (the “Offer Letter”), an Employee Confidential Information and Assignment of Inventions Agreement with the Company, attached as Exhibit A (including exhibits thereto, the “Inventions and Restrictive Covenant Agreement”) and a Change in Control Agreement with the Company, effective as of June 17, 2016 (the “Change in Control Agreement” and, together with the Offer Letter and the Inventions and Restrictive Covenant Agreement, the “Employment Agreements”);

WHEREAS, the Executive wishes to retire from service as an employee and as Chief Executive Officer of the Company, with such retirement to be effective upon the Board’s identification and retention of a new Chief Executive Officer for the Company;

WHEREAS, the Company and Executive wish to set forth herein certain agreements and understandings in this Agreement relating to Executive’s resignation as Chief Executive Officer and termination of employment; and

WHEREAS, on the date hereof, the Executive is entering into a Consulting Services Agreement with the Company (the “Consulting Agreement”) with respect to her provision of consulting services following her retirement; and

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the legal sufficiency of which is hereby acknowledged, the Company and Executive agree as follows:

1. Employment Separation.

(a) Termination of Employment; Resignation as Officer; Continued Service on the Board. Executive’s employment with the Company will terminate, and Executive shall be deemed to have resigned from service as Chief Executive Officer of the Company, effective at 11:59 P.M. Pacific Time on the date before the day another individual commences service as Chief Executive Officer of the Company, or on such earlier date as the Executive and the Company mutually agree (the “Retirement Date”), subject to the Company’s continued right to terminate the Executive due to Executive’s death or Disability (as defined in the Change in Control Agreement) or for “Cause” (as defined in the Change in Control Agreement). Executive will remain on the Board until such time as Executive resigns, refuses to stand for re-election, is not elected to the Board or is removed from office in accordance with the Company’s bylaws. Executive shall not be compensated for her services on the Board during or after the Retirement Date unless otherwise agreed to by the Company.

(b) Payment of Accrued Amounts; COBRA; Legal Fees. In connection with Executive’s termination of employment, Executive will receive (a) any unpaid salary earned through the Retirement Date and any unused vacation accrued through the Retirement Date (payable on the Retirement Date) and (b) reimbursement for any unreimbursed business expenses properly incurred by Executive through the Retirement Date, in accordance with the Company’s expense reimbursement policy (the “Accrued Amounts”). Executive’s termination of employment on the Retirement Date will constitute a “separation from service” for purposes of Executive’s restricted stock unit awards that are outstanding on the Effective Date, and such awards shall settle on the first business day following the six-month anniversary of the Retirement Date. If Executive timely elects continuation coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), the Company will pay Executive’s COBRA continuation coverage premium for dental and vision benefits for Executive and her eligible dependents during the COBRA continuation period (not to exceed the maximum COBRA period), and Executive confirms that Executive has access to medical coverage from alternate sources. In addition, the Company shall directly pay Executive’s legal fees and costs incurred in the negotiation of this Agreement within sixty (60) days of presentation of an invoice therefor, provided that such fees shall not exceed $15,000.

(c) No Further Employee Compensation and Benefits. Other than the payments and benefits specifically set forth in this Agreement, the Executive agrees that the Company and its subsidiaries and controlled affiliates do not owe Executive any additional payments, compensation, remuneration, bonuses, incentive compensation (cash or equity-based, including, without limitation, options, restricted stock and restricted stock units), benefits, warrants, severance, reimbursement of expenses or commissions of any kind whatsoever, or other similar compensation, including any obligations under the Offer Letter or the Change in Control Agreement, and except as provided in this Agreement, Executive is not entitled to any further compensation or eligibility for participation in any benefit plans, agreements, or arrangements maintained or contributed to by the Company or its subsidiaries and other affiliates, if any, after the Retirement Date; provided, however, that the foregoing shall not extend to (a) any vested benefits under the Company’s 401(k) retirement plan, if any, (b) Executive’s rights, if any, to indemnification or advancement of expenses in accordance with the Company’s certificate of incorporation, bylaws or other corporate governance document, or any applicable insurance policy or applicable law or any indemnification agreement with Executive, or (c) Executive’s rights and entitlements with respect to outstanding equity awards, which shall remain subject to the terms and conditions of the applicable award agreements and plan(s) pursuant to which such awards were granted, as may be amended from time to time, including by this Agreement.

(d) No Representation as Company Officer. With the exception of the duties and responsibilities set forth in this Agreement and Executive’s duties and responsibilities as a member of the Board, Executive acknowledges and agrees that she is relieved of all duties and responsibilities for the Company and its subsidiaries and other affiliates as of the Retirement Date, that after the Retirement Date, Executive will not have the authority to bind the Company or any of its subsidiaries or other affiliates, and that after the Retirement Date, Executive will not contact the Company’s stockholders or any past, current, or prospective customers, distributors, manufacturers, partners or suppliers of the Company or any of its subsidiaries, affiliates or licensees on behalf of the Company or any of its subsidiaries or other affiliates except as required in connection with the performance of the Services (defined in the Consulting Agreement). Effective as of 11:59 P.M. Pacific Time on the Retirement Date, Executive shall cease and be deemed to have resigned from any and all titles, positions and appointments the Executive holds with any of the Company’s subsidiaries or controlled affiliates, whether as an officer, director, employee, trustee, committee member or otherwise. Executive agrees to execute any documents reasonably requested by the Company in accordance with the preceding sentence.

(e) General Release; Guaranteed Bonus; Continued Employment Terms. Provided Executive signs and delivers to the Company the general release attached as Exhibit B within twenty-one (21) days after Effective Date (the “General Release”) and does not revoke the General Release within the seven (7) day revocation period described therein, (A) Executive will remain eligible to earn her full 2019 annual bonus without regard to the termination of her employment (i.e., without proration as to any partial service in 2019 and notwithstanding the annual bonus not generally being paid to terminated employees), calculated based on achievement of 100% of Executive’s individual goals, and with Company-wide goals and all other terms determined, and the bonus paid, in accordance with the terms of the Company’s annual bonus plan as applied to other active senior executives of the Company (the “Annual Bonus Entitlement”) and (B) Executive’s employment with the Company will continue through the Retirement Date at the same salary as presently in effect, subject to the terms of the Employment Agreements (except to the extent modified by this Agreement). Executive acknowledges and agrees that Executive’s continued employment, and her entitlement to the Annual Bonus Entitlement notwithstanding her retirement, constitutes full and adequate consideration for the General Release.

(f) Reaffirmation Agreement; Vesting of Equity Awards. In addition to the Accrued Amounts described in Section 1(b), provided Executive signs and delivers to the Company the Reaffirmation Agreement attached as Exhibit C within twenty-one (21) days after the Retirement Date (the “Reaffirmation Agreement”), and does not revoke it within the seven (7) day revocation period described therein, all of Executive’s outstanding unvested stock options will become fully vested as of the date the Reaffirmation Agreement becomes irrevocable (with all stock options remaining exercisable for the remainder of the options’ original terms and otherwise in accordance with the terms of the applicable award agreements and plan pursuant to which the stock options were granted). Executive acknowledges and agrees that vesting of Executive’s stock options constitutes full and adequate consideration for the Reaffirmation Agreement.

(g) Rights and Obligations under Offer Letter, Change in Control Agreement and Inventions and Restrictive Covenant Agreement. The Offer Letter and the Change in Control Agreement will terminate and be of no further force or effect after the Retirement Date. Except for the payments and benefits provided for in this Agreement, Executive acknowledges and agrees that she is not entitled to any severance payments or benefits under the Offer Letter, the Change in Control Agreement or otherwise as a result of the termination of her employment. Executive represents that she is in compliance with, and will continue to comply with all obligations set forth in the Inventions and Restrictive Covenant Agreement in accordance with their terms following the Retirement Date, and that nothing herein or otherwise alters in any way the terms of the Inventions and Restrictive Covenant Agreement or its survival after the termination of Executive’s employment with the Company (except for the third sentence of Paragraph 8(a) of the Inventions and Restrictive Covenant Agreement, which the Company hereby waives). Executive further agrees to execute and deliver, in lieu of Exhibit C (Termination Certification) to the Inventions and Restrictive Covenant Agreement, the Termination Certificate in substantially the form attached hereto as Exhibit D, as of, or as soon as practicable after, the Retirement Date; provided, for the avoidance of doubt, that notwithstanding anything to the contrary in Exhibit C (Termination Certification) to the Inventions and Restrictive Covenant Agreement, Executive will be permitted to keep her Company-issued cell phone, cell phone number, laptop and iPad, provided that after the Retirement Date she shall not have access to the Company’s internal drives or network.

(h) Protected Rights; Defend Trade Secrets Act Notification: Notwithstanding anything to the contrary in the Inventions and Restrictive Covenant Agreement: as follows:

(i) Executive is hereby notified that 18 U.S.C. § 1833(b) states

“An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.”

Accordingly, notwithstanding anything to the contrary in this Agreement or the Inventions and Restrictive Covenant Agreement, Executive understands that she has the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. Executive understands that she also has the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. Executive understands and acknowledges that nothing in this Agreement or the Inventions and Restrictive Covenant Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b).

(ii) Nothing in this Agreement, the Inventions and Restrictive Covenant Agreement, the General Release, the Reaffirmation Agreement or the Consulting Agreement shall prohibit or interfere with the Executive exercising protected rights, including rights under the National Labor Relations Act, filing a charge with the Equal Employment Opportunity Commission; reporting possible violations of law to or participating in an investigation by any federal, state or local government agency or commission such as the National Labor Relations Board, the Department of Labor, OSHA, the Department of Justice, or the Securities and Exchange Commission. Executive does not need the Company’s advance permission to file any such charge or report or to participate in any such investigation. Executive does, however, waive any right to receive any monetary award or benefit resulting from such a charge, report, or investigation related to any Executive Released Claims, except that Executive may receive and retain a monetary award from a government-administered whistleblower award program.

2. Failure to Comply with Employment Agreements or Employment Separation Terms. If, prior to the Retirement Date, the Executive materially violates or otherwise materially breaches the terms of this Agreement or the Employment Agreements, where such breach remains uncured fifteen days after written notification is provided to the Executive (unless such breach is unable to be cured, in which case no fifteen day notice period shall be required), or Executive is terminated for “Cause” (as defined in the Change in Control Agreement”) or resigns other than for “Good Reason” (as defined in the Change in Control Agreement), or if Executive has not executed (or revokes) the General Release and the Reaffirmation Agreement as provided for in Sections 1(e) and 1(f) of this Agreement (any such event, a “Termination Event”), all of Executive’s unvested restricted stock units and all of Executive’s unexercised stock options (whether or not vested) will immediately be forfeited and Executive will have no further rights with respect to such awards, Executive shall have no rights to the Annual Bonus Entitlement and the Company shall have no further obligations pursuant to Section 4(b). All other provisions of this Agreement shall survive a Termination Event. For purposes of this section, material breach of this Agreement includes, but is not limited to the following: any failure of Executive, whether due to bad faith or negligence, to comply with the terms of the Inventions or Restrictive Covenants Agreement.

3. No Admission of Liability. The parties acknowledge and agree that any payments or benefits provided to Executive under the terms of this Agreement do not constitute an admission by either party or any of their affiliates that they have violated any law or legal obligation with respect to any aspect of Executive’s employment with the Company.

4. Non-Disparagement.

(a) Subject to Section 1(h)(ii), Executive agrees that she will not, directly or indirectly, (A) make any statement, whether in commercial or non-commercial speech, disparaging or criticizing in any way the Company or any of its subsidiaries or affiliates, or any products or services offered by any of these entities, or (B) engage in any other conduct or make any other statement that, in each case, should reasonably be expected to impair the goodwill or reputation of the Company; provided, however, that nothing herein or elsewhere shall prevent Executive from making truthful disclosures or statements (x) reasonably necessary in connection with any litigation, arbitration or mediation or (y) as required by law or by any court, arbitrator, governmental body or other person with apparent authority to require such disclosures or statements. Without limiting the foregoing, Executive acknowledges and agrees that negative, critical or disparaging statements regarding this Agreement or the circumstances of Executive’s retirement will impair the goodwill and reputation of the Company and shall constitute grounds for a termination pursuant to Section 2(a).

(b) The Company will inform its executive officers with the title of Vice President and above and members of its board of directors, not to, directly or indirectly, individually or in concert with others, engage in any conduct or make any statement, calculated or likely to have the effect of undermining, disparaging or otherwise reflecting poorly upon Executive; provided, however, that nothing herein or elsewhere shall prevent such individual from making truthful disclosures or statements (x) reasonably necessary in connection with any litigation, arbitration or mediation or (y) as required by law or by any court, arbitrator, governmental body or other person with apparent authority to require such disclosures or statements.

5. Entire Agreement. The Company and Executive each represents and warrants that no promise or inducement has been offered or made except as herein set forth and that the consideration stated herein is the sole consideration for this Agreement. This Agreement (including the exhibits hereto) constitute the complete and entire agreement, and states fully all agreements, understandings, promises and commitments between the Company and Executive relating to the subject matter hereof. This Agreement supersedes and cancels any and all other negotiations, understandings and agreements, oral or written, respecting the subject matter hereof, between Executive and the Company or any of its subsidiaries or other affiliates (other than the Offer Letter and the Change in Control Agreement, each of which will remain in effect until the Retirement Date, and the Inventions and Restrictive Covenant Agreement, which shall remain in full force and effect indefinitely to the extent by its terms it survives termination of Executive’s employment, and other than the third sentence of Paragraph 8(a) of the Inventions and Restrictive Covenant Agreement, which the Company hereby waives), provided, for the avoidance of doubt, that this Agreement does not supersede or cancel the Consulting Agreement, and that in the event of conflict between this Agreement and any of the Employment Agreements, this Agreement shall control. This Agreement may not be modified except by an instrument in writing signed by the party against whom the enforcement of any waiver, change, modification, or discharge is sought.

6. Assignability; Successors; Governing Law. This Agreement is personal to Executive and Executive may not assign, pledge, delegate or otherwise transfer to any person or entity any of Executive’s rights, obligations or duties under this Agreement. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets will assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” will include any successor to the Company’s business and/or assets, regardless of whether such party executes and delivers any assumption agreement, or any other successor that becomes bound by the terms of this Agreement by operation of law. This Agreement shall be governed by, construed in accordance with, and enforced pursuant to the laws of the State of California without regard to principles of conflict of laws. Executive consents to venue and personal jurisdiction in the appropriate state of federal court in California for disputes arising under this Agreement.

7. Enforceability; Arbitration.

(a) Each of the covenants and agreements set forth in this Agreement are separate and independent covenants, each of which has been separately bargained for and the parties hereto intend that the provisions of each such covenant shall be enforced to the fullest extent permissible. Should the whole or any part or provision of any such separate covenant be held or declared invalid, such invalidity shall not in any way affect the validity of any other such covenant or of any part or provision of the same covenant not also held or declared invalid. If any covenant shall be found to be invalid but would be valid if some part thereof were deleted or the period or area of application reduced, then such covenant shall apply with such minimum modification as may be necessary to make it valid and effective. The failure of either party at any time to require performance by the other party of any provision hereunder will in no way affect the right of that party thereafter to enforce the same, nor will it affect any other party’s right to enforce the same, or to enforce any of the other provisions in this Agreement; nor will the waiver by either party of the breach of any provision hereof be taken or held to be a waiver of any prior or subsequent breach of such provision or as a waiver of the provision itself.

(b) The Company and Executive each agrees that any and all disputes arising out of the terms of this Agreement and any of the matters herein released, will be subject to binding arbitration. In the event of a dispute, the parties (or their legal representatives) will promptly confer to select a single arbitrator mutually acceptable to both parties. If the parties cannot agree on an arbitrator, then the moving party may file a demand for arbitration with the Judicial Arbitration and Mediation Services (“JAMS”) in San Francisco County, California, who will be selected and appointed consistent with the Employment Arbitration Rules and Procedures of JAMS (the “JAMS Rules”). Any arbitration will be conducted in a manner consistent with the JAMS Rules, supplemented by the California Rules of Civil Procedure. The parties further agree that the prevailing party in any arbitration will be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. The parties hereby agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury. This paragraph will not prevent either party from seeking provisional relief (including a temporary restraining order or preliminary injunction) from any court having jurisdiction over the parties and the subject matter of their dispute relating to Executive’s obligations under this Agreement and the Company’s form of confidential information agreement.

8. Counterparts. This Agreement may be executed in counterparts, each of which together constitute one and the same instrument. Signatures delivered by facsimile or email PDF shall be effective for all purposes.

9. Notices. Notices and all other communications contemplated by this Agreement will be in writing and will be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of Executive, mailed notices will be addressed to her at the home address which she most recently communicated to the Company in writing. In the case of the Company, mailed notices will be addressed to its corporate headquarters, and all notices will be directed to the attention of the Company’s Chief Executive Officer or General Counsel.

10. No Construction against Drafter. No provision of this Agreement or any related document will be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or drafted such provision.

11. Taxes. Notwithstanding anything to the contrary in this Agreement, the Company may withhold from all amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld pursuant to any applicable laws and regulations. Notwithstanding anything to the contrary in this Agreement, Executive and the Company agree that this Agreement shall be interpreted to comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and authoritative guidance promulgated thereunder to the extent applicable (collectively “Section 409A”), and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. However, the Company makes no representation that any or all of the payments described in this Agreement will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment. Executive understands and agrees that Executive shall be solely responsible for the payment of any taxes, penalties, interest or other expenses incurred by Executive on account of noncompliance with Section 409A and in no event will the Company, any of its subsidiaries or other affiliates, or any of their respective directors, officers, agents, attorneys, employees, executives, shareholders, investors, members, managers, trustees, fiduciaries, representatives, principals, accountants, insurers, successors or assigns be liable for any additional tax, interest or penalties that may be imposed on the Executive under Section 409A or any damages for failing to comply with Section 409A.

[Signatures appear on following page]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Employment Separation Agreement as of the day and year set forth below.

MARRONE BIO INNOVATIONS, INC.

Dated: December 1, 2019	By:	/s/ Robert Woods
	Name:	Robert Woods
	Title:	Chairman of the Board

Dated: December 1, 2019	EXECUTIVE

/s/ Pamela G. Marrone
Pamela G. Marrone

(SIGNATURE PAGE TO EMPLOYMENT SEPARATION AGREEMENT]

Exhibit A

Employee Confidential Information and Assignment of Inventions Agreement

Marrone Bio Innovations, Inc.

EMPLOYEE CONFIDENTIAL INFORMATION and ASSIGNMENT OF INVENTIONS AGREEMENT

Pamela G. Marrone

Name of Employee

As a condition of my employment or continued employment with Marrone Bio Innovations, Inc. (the “Company”), and in consideration of my employment with the Company and my receipt of the compensation and other benefits now and hereafter provided to me by the Company, I agree to the following:

I. At-Will Employment. I understand and acknowledge that my employment with the Company is for an unspecified duration and constitutes “at-will” employment. This employment relationship may be terminated by either the Company or me at any time, with or without advance notice, with or without cause, and for any reason whatsoever. Upon the termination of my employment, I will be entitled only to the compensation earned by me as of the date of termination.

2. Confidential Information.

(a) Company Information. At all times during the term of my employment and thereafter, I agree to hold Confidential Information in the strictest confidence, to use such Confidential Information only to perform my duties as an employee of the Company, and not to use such Confidential Information for my personal benefit or disclose such Confidential Information to any person outside of the Company or to any entity without written authorization from an officer of the Company. “Confidential Information” means Company Trade Secrets and any Company proprietary information, know-how, and technical data that is not publicly known. “Trade Secrets” means information that derives independent economic value, actual or potential, from not being generally known to the public or other persons who can obtain economic value from its disclosure or use, and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. For example, Confidential Information may include (but is not limited to) research, product plans, products, services, business plans, customer lists, customers (including, but not limited to, customers of the Company on whom I called or with whom I became acquainted during the term of my employment), markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing plans, financial information, and other business information disclosed to me by the Company either directly or indirectly and by any means, including in writing, orally, by drawings, or by observation of parts or equipment. I will promptly notify the Company if I am legally compelled to disclose any Confidential Information by the order of any court or governmental investigative or judicial agency pursuant to proceedings over which such court or agency has jurisdiction.

Confidential Information does not include any of the foregoing items which: (i) become publicly known or generally available through no wrongful act by me or by others who were under confidentiality obligations as to the item(s) involved; (ii) I already knew prior to commencement of my employment with the Company, other than by disclosure to me by the Company; (iii) I lawfully receive from someone outside the Company who is not obligated to keep the information confidential; or (iv) are explicitly approved in writing for release by an officer of the Company.

(b) Third Party Information. Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree to hold all such confidential or proprietary information in the strictest confidence, to use such information only as necessary to perform my work for the Company consistent with the Company’s agreement with such third party, and not to disclose such information to any person outside of the Company or to any entity. Such information will be deemed Confidential Information, subject to the exclusions specified in the last sentence of subsection (a) above.

(c) Former Employer Information. I agree that I will not, during my employment with the Company, bring onto Company premises or improperly use or disclose any confidential or proprietary information or Trade Secrets of any former or concurrent employer or other person or entity, without the explicit written consent of such employer, person or entity.

3. Inventions.

(a) Inventions Retained and Licensed. I have attached hereto as Exhibit A a list describing all inventions, original works of authorship, developments, improvements, and Trade Secrets which belong to me, either alone or jointly with others, as of the commencement date of my employment with the Company, and which relate to the Company’s actual or proposed business, products, or research and development, and which are not assigned to the Company hereunder (collectively referred to as “Prior Inventions”). If no such list is attached, I represent that there are no such Prior Inventions. If in the course of my employment with the Company, I incorporate into a Company product, process or machine a Prior Invention, I hereby grant to the Company a nonexclusive, royalty-free, perpetual, irrevocable, worldwide, transferable, and sublicensable license to make, have made, modify, use, sell, distribute, and import such Prior Invention and/or technology based upon such Prior Invention. I will not knowingly incorporate into anything that I develop for the Company any third-party materials (including, but not limited to, open source software), intellectual property, or proprietary information without the Company’s prior written approval of such incorporation.

(b) Assignment of Inventions. I agree that I will promptly make full written disclosure to the Company, will hold in trust solely for the benefit of the Company, and do hereby assign and transfer to the Company or its designee, all of my right, title, and interest in and to any and all Inventions, including all intellectual property rights and moral rights relating thereto, except as provided in Section 3(t) below. “Inventions” means original works of authorship (including software), developments, concepts, improvements, and Trade Secrets, whether or not patentable or registrable under copyright or similar laws, which I may solely or jointly conceive, develop, or reduce to practice either (i) during the period of time I am employed by the Company, or (ii) after my employment with the Company ends if based upon any Confidential Information. I further acknowledge that all original works of authorship that are made by me (solely or jointly with others) within the scope of, and during the period of, my employment with the Company and which are protectible by copyright are “works made for hire,” as that term is defined in the United States Copyright Act (17 USC §101).

(c) Inventions Assigned to the United States. I agree to assign to the United States government all of my right, title, and interest in and to any and all Inventions whenever such full title is required to be in the United States by a contract between the Company and the United States or any of its agencies.

(d) Maintenance of Records. I will keep adequate and current written records of all Inventions made by me (solely or jointly with others) during the period of my employment with the Company. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company. The records will be available to and (subject to Section 3(t) below) will remain the sole property of the Company at all times.

(e) Patent and Copyright Registrations. I will assist the Company or its designee, at the Company’s expense, in every proper way to secure the Company’s right, title, and interest in the Inventions I am required to assign to the Company, including copyrights, patents, mask work rights, Trade Secrets, and other intellectual property rights relating thereto in any and all countries. Such assistance may include (but is not limited to) (i) disclosing to the Company all pertinent information and data relating to the assigned Inventions; (ii) executing all documents that are required to assign to the Company or its successors and assigns all right, title, and interest to the Inventions, including all intellectual property rights relating thereto; and (iii) executing all applications, specifications, oaths, and all other documents that are required for the Company to register copyrights, patents, mask works, or other intellectual property rights relating thereto. My obligations to provide such assistance and execute such documents will continue after the termination of my employment with the Company. The Company will provide reasonable compensation to you and reimbursement for your expenses, including potential attorneys’ fees, if you, at the Company’s request, provide such assistance following the termination of your employment with the Company.

If the Company is unable to obtain my signature, because of my mental or physical incapacity or for any other reason, then I hereby irrevocably appoint the Company and its duly authorized officers and agents as my agent and attorney-in- fact, which appointment is coupled with an interest and will therefore survive my death or incompetence, to execute and file any applications for United States or foreign patents, and copyright and mask work registrations, and other intellectual property rights protection for assigned Inventions, and to do all other lawful acts to further the prosecution and issuance of such patents and copyright and mask work registrations, with the same legal force and effect as if executed by me.

(f) Exception to Assignments. The provisions of Section 3(b) of this Agreement requiring assignment of Inventions to the Company do not apply to any Invention that qualifies fully under the provisions of California Labor Code Section 2870 (the full text of which is attached hereto as Exhibit B). All Inventions that qualify under Labor Code Section Code Section 2870 will be received in confidence by the Company.

4. Adherence to Company Policies. I agree to adhere to all Company employment policies, which may be modified from time-to-time by the Company in its sole discretion.

5. No Conflicting Activities. During the period of my employment with the Company, I will not engage in any other employment, occupation, consulting, or other business activity that is directly related to the business in which the Company is now involved or becomes involved; and I will not engage in any activities that conflict with my obligations to the Company.

6. Returning Company Documents and Other Property. All documents and tangible materials that I receive from the Company during the course of my employment with the Company, including (but not limited to) all such items that incorporate Confidential Information, are the Company’ s property; and I will deliver to the Company all such documents and materials upon the termination of my employment, or earlier upon the Company’s request. I will not keep copies of such documents or materials, recreate them, or deliver them to anyone else. I will also return all Company property, including, without limitation, laptop computer, mobile tele phone, and all memory sticks, credit cards, entry cards, identification badges and keys, and any other Company equipment in my possession, custody or control. Additionally, I will delete all Company documents and all Confidential Information that exist on any computer, mobile phone, or other electronic devices that I use and that are owned by me or by a third party.

7. Termination Certification; Notification to New Employer{s). Upon the termination of my employment with the Company, I will sign and deliver to the Company the “Termination Certification” attached hereto as Exhibit C, or the current version then being used by the Company. I hereby consent to the Company notifying my new employer(s) about my obligations under this Agreement.

8. Non-Solicitation of Employees, Consultants, and Customers.

(a) Non-Solicitation of Employees and Consultants. I recognize the highly competitive nature of the business of the Company and that Company employees are exposed to Trade Secrets of the Company, which may include Confidential Information regarding its employees and consultants. Accordingly, I shall not either directly or indirectly, on my own behalf or on behalf of others, use such Company Trade Secrets to (a) solicit, induce, recruit, or encourage any of the Company’s employees or consultants to leave their employment or consulting relationship with the Company to work for a another entity, including without limitation, a competitor of the Company, or (b) attempt to do any of the foregoing. Additionally, for a period of twelve (12) months immediately following my separation from employment with the Company for any reason, I shall not either directly or indirectly, on my own behalf or on behalf of others, solicit, induce, recruit or encourage any of the Company’s employees or consultants to leave their employment or consulting relationships with the Company to work for a competitor of the Company, or attempt to do any of the foregoing.

(b) Non-Solicitation of Customers. I recognize the highly competitive nature of the business of the Company, and acknowledge that Company employees are exposed to Trade Secrets of the Company which may include information regarding its customers and clients. Accordingly, I agree that I will not use such Company Trade Secrets to solicit, on my own behalf or on behalf of other, business from any person or entity.

9. General Provisions.

(a) Governing Law; Consent to Personal Jurisdiction. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND ALL DISPUTES HEREUNDER SHALL BE GOVERNED BY, THE LAWS OF THE STATE OF CALIFORNIA AS APPLIED TO CONTRACTS MADE AND TO BE PERFORMED IN CALIFORNIA, WITHOUT APPLYING CONFLICT OF LAW RULES. I hereby expressly consent to the personal jurisdiction of the state and federal courts located in California for any litigation arising from or relating to this Agreement.

(b) Voluntary Nature of this Agreement. I acknowledge and agree that I have carefully read this Agreement and that I understand the terms, consequences and binding effect of this Agreement.

(c) Entire Agreement; Amendment. This Agreement, including all Exhibits attached hereto, is intended as the complete, final and exclusive agreement between the parties regarding its subject matter, and supersedes all prior understandings, writings, proposals, representations or communications, oral or written, relating to the subject matter hereof. This Agreement may not be modified except by a writing executed by me and an authorized officer of the Company. Any change in my title, duties, or compensation will not affect the validity or scope of this Agreement.

(d) Waiver. Failure of either party to enforce compliance with any provision of this Agreement shall not constitute a waiver of such provision unless accompanied by a clear written and signed statement that such provision is waived. A waiver of any default hereunder or of any of the terms and conditions of this Agreement shall not be deemed to be a continuing waiver or a waiver of any other default or of any other term or condition, but shall apply solely to the instance to which such waiver is directed.

(e) Severability. In the event any provision of this Agreement is found to be invalid, illegal or unenforceable, a modified provision shall be substituted which carries out as nearly as possible the original intent of the parties, and the validity, legality and enforceability of any of the remaining provisions shall not in any way be affected or impaired thereby. If no such substitution can be made, such invalid, illegal or unenforceable provision shall be deleted, and the remaining provisions shall not in any way be affected or impaired thereby.

(f) Survival; Successors and Assigns. This Agreement will survive termination of my employment with the Company for any reason and will be binding upon my heirs, executors, administrators and other legal representatives, and will protect the Confidential Information of, and be for the benefit of, the Company and its successors and assigns.

(g) Headings. Headings in this Agreement are for the purpose of convenience only, and are not intended to be used in its construction or interpretation.

EMPLOYEE:

Employee Signature:	/s/ Pamela G. Marrone
Printed Name:	Pamela G. Marrone
Date:	4/12/12

FOR MARRONE BIO INNOVATIONS, INC. (the “COMPANY”):

Signature:	/s/ Pamela G. Marrone
Printed Name	Pamela G. Marrone
Title:	CEO/FOUNDER
Date:	April 12,2012

EMPLOYEE CONFIDENTIAL INFORMATION and

ASSIGNMENT OF INVENTIONS AGREEMENT

EXHIBIT A

LIST OF PRIOR INVENTIONS

Identifying Number
or Brief Description

(Employee to initial below as applicable)

__X__ No inventions, original works of authorship, developments, improvements, or trade secrets required to be disclosed

____Additional sheets attached

Signature of Employee:	/s/ Pamela G. Marrone
Printed Name of Employee:	Pamela G. Marrone
Date:	April 12,2012

EMPLOYEE CONFIDENTIAL INFORMATION and
ASSIGNMENT OF INVENTIONS AGREEMENT

EXHIBIT B

CALIFORNIA LABOR CODE SECTION 2870

§ 2870. Application of provision that employee shall assign or offer to assign rights in invention to employer

(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2) Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

EMPLOYEE CONFIDENTIAL INFORMATION and

ASSIGNMENT OF INVENTIONS AGREEMENT

EXHIBIT C

TERMINATION CERTIFICATION

This is to certify that I have returned and do not have in my possess ion, custody, or control any equipment (such as laptop computers, mobile telephone, memory sticks, credit cards, entry cards, identification badges, and keys), records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, computer programs or listings, other documents or property, or reproductions of any aforementioned items belonging to Marrone Bio Innovations, Inc. (“Company”). I have deleted all Company documents and all Company Confidential Information that exist on any computer, mobile phone or other electronic devices that I have used and that are owned by me or by a third party.

I further certify that I have complied with all the terms of the Company’s Employee Confidential Information and Assignment of inventions Agreement (“Employee Agreement”) signed by me, including the reporting of any Inventions (as defined therein) and original works of authorship conceived or developed by me (solely or jointly with others) and covered by the Employee Agreement.

I acknowledge my obligation, in compliance with the Employee Agreement, not to disclose any Company Confidential Information (as defined therein), including all Company Trade Secrets (as defined therein), proprietary information, know-how, technical data, and financial information that is not publicly known relating to any business of the Company or any of its employees, clients, consultants, or licensees, and not to disclose any third-party confidential information covered by the Employee Agreement.

I also acknowledge my ongoing obligation, in compliance with the Employee Agreement, not to use any Company Trade Secrets (i) to directly or indirectly solicit, induce, recruit, or encourage any of the Company’s employees to leave their employment or consultants to leave their consulting assignment, or attempt to do any of the foregoing, either for myself or for any other person or entity; or (ii) to solicit, on my own behalf or on behalf of others, business from any person or entity. I further confirm my obligation, for a period of twelve (12) months immediately following my separation from employment with the Company for any reason, not to either directly or indirectly, on my own behalf or on behalf of others, solicit, induce, recruit or encourage any of the Company’ s employees or consultants to leave their employment or consulting relationships with the Company to work for a competitor of the Company, or attempt to do any of the foregoing.

Employee Signature:

Printed Name:

Date:

Exhibit B

GENERAL RELEASE

This General Release (“Release”) is entered into as of December 1, 2019, by and between Pamela Marrone (“Executive”) and Marrone Bio Innovations, Inc. (the “Company”). Executive and the Company are sometimes collectively referred to as the “Parties.”

1. In consideration for Executive’s execution of this Release and Executive’s promises and covenants contained (a) herein and (b) in the Employment Separation Agreement between the Company and Executive (the “Employment Separation Agreement”), the Company agrees to provide to Executive the benefit described in Section 1(e) of the Employment Separation Agreement, subject to the effectiveness of this Release in accordance with paragraph 9 of this Release.

2. Executive, on behalf of herself, her heirs, executors, agents, representatives, and assigns (collectively, the “Releasors”) hereby fully acquits, releases, waives and discharges the Company, its and their affiliated, related, parent or subsidiary companies, and its and their predecessors, successors, and present and former officers, directors, committee members, representatives, attorneys, agents or employees (the “Company Parties”) from any and all claims, obligations, liabilities, complaints, causes of action, charges, debts, and demands of whatever kind whatsoever, in law or in equity, known or unknown, asserted or unasserted (“Claims”), which Executive has ever had or now has against the Company Parties, including without limitation, Claims arising out of or in any way related to Executive’s relationship with any or all of the Company Parties and all Claims with respect to any aspect of Executive’s employment, compensation, or termination from employment by the Company (“Executive Released Claims”). Executive Released Claims include, but are not limited to:

(i) all Claims arising from Executive’s employment with the Company or the termination of that employment, including Claims for wrongful termination or retaliation and the terms and conditions of employment;

(ii) all Claims related to Executive’s compensation or benefits from the Company, including, salary, wages, overtime, meal and rest breaks, bonuses, commissions, incentive compensation, profit sharing, retirement benefits, paid time off, vacation, sick leave, leaves of absence, expense reimbursements, equity, severance pay, and fringe benefits;

(iii) all Claims for breach of contract, breach of quasi-contract, promissory estoppel, detrimental reliance, and breach of the implied covenant of good faith and fair dealing;

(iv) all tort Claims, including Claims for fraud, defamation, slander, libel, disparagement, negligent or intentional infliction of emotional distress, personal injury, negligence, compensatory or punitive damages, negligent or intentional misrepresentation, and discharge in violation of public policy;

(v) all federal, state, and local statutory Claims, including Claims for discrimination, harassment, retaliation, attorneys’ fees, medical expenses, experts’ fees, costs and disbursements; and

(vi) any other Claims of any kind whatsoever, arising from the beginning of time until the date Executive signs this Release, in each case whether based on contract, tort, statute, local ordinance, regulation or any comparable law, public policy or common law in any jurisdiction.

By way of example and not in limitation of the foregoing, Executive Released Claims include any Claims arising under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq.; the Civil Rights Act of 1991; the Civil Rights Acts of 1866 and/or 1871, 42 U.S.C. Section 1981; the Americans with Disabilities Act, 42 U.S.C. 12101 et seq., the Age Discrimination in Employment Act (“ADEA”), 29 U.S.C. § 621 et seq.; the Family Medical Leave Act, 29 U.S.C. § 2601 et seq.; Executive Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq.; the federal Worker Adjustment Retraining Notification Act (“WARN Act”), 29 U.S.C. § 2102 et seq., the California WARN Act, California Labor Code § 1400 et seq., the California Fair Employment and Housing Act, Cal. Gov. Code §12900 et seq., the California Labor Code and the orders of the California Industrial Welfare Commission. Executive and the Company intend for this release to be enforced to the fullest extent permitted by law. EXECUTIVE UNDERSTANDS AND AGREES THAT THIS RELEASE CONTAINS A GENERAL RELEASE OF ALL CLAIMS.

3. Executive further unconditionally releases and forever discharges the Company Parties from any and all Claims that Executive may have as of the date Executive signs this Release arising under the ADEA. By signing this Release, Executive acknowledges and confirms that: (i) Executive has been advised by the Company to consult with an attorney of Executive’s choice before signing this Release; (ii) Executive was given no fewer than twenty-one (21) days to consider the terms of this Release, although Executive may sign it sooner if desired; (iii) Executive is providing this release in exchange for consideration in addition to that to which Executive is already entitled; (iv) Executive has seven (7) days from the date of signing this Release to revoke this Release by providing the Company with a written notice of revocation delivered to Linda Moore, General Counsel and Corporate Secretary, at lmoore@marronebio.com or to the Company’s physical address at 1540 Drew Avenue, Davis, California 95618, in a manner reasonably calculated to be received by the Company on or before the end of such seven-day period (“Revocation Period”); (v) this Release will not become effective, until the Revocation Period passes without Executive revoking the Agreement; (vi) the release contained in this paragraph does not apply to rights and claims that may arise after the date on which Executive signs this Release, and (vii) Executive knowingly and voluntarily accepts the terms of this Release. Executive further agrees that any change to this Release, whether material or immaterial, will not restart the twenty-one (21) day period for Executive to consider the terms of this Release.

4. The Releasors and the Company acknowledge that they are aware of the provisions of California Civil Code, Section 1542, which reads as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

The Releasors hereby expressly give up all the benefits of Section 1542 and of any other similar law of this or any other jurisdiction. The Releasors acknowledge that there may exist claims or facts in addition to or different from those which are now known or believed by the Releasors to exist and the Releasors agree that it is their intention to fully settle and release such claims, whether known or unknown, that may exist as of the date of this Release.

5. Notwithstanding anything to the contrary set forth in paragraph 2, 3 or 4 of this Release, the Releasors do not waive, release or discharge the Company Parties from Executive’s rights, if any, to vested benefits under the Company’s 401(k) retirement plan or with respect to Executive’s outstanding equity awards, if any; Executive’s rights, if any, to indemnification or advancement of expenses in accordance with the Company’s certificate of incorporation, bylaws or other corporate governance document, or any applicable insurance policy or applicable law, including Section 2802 of the California Labor Code; any Claim which may arise in the future from events or actions occurring after the date that Executive executes this Release; Claims for worker’s compensation benefits; Claims for unemployment insurance benefits; any Claims that cannot be released in accordance with applicable law; and any rights created by this Release or the Employment Separation Agreement.

6. Executive hereby represents that Executive has not filed or commenced any proceeding against any of the Releasees based upon any Executive Released Claims.

7. Executive warrants that no promise or inducement has been offered for this Release other than as set forth herein and that this Release is executed without reliance upon any other promises or representations, oral or written. Any modification of this Release must be made in writing and be signed by Executive and the Company.

8. If any provision of this Release or compliance by Executive or the Company with any provision of the Release constitutes a violation of any law, or is or becomes unenforceable or void, then such provision, to the extent only that it is in violation of law, unenforceable or void, will be deemed modified to the extent necessary so that it is no longer in violation of law, unenforceable or void, and such provision will be enforced to the fullest extent permitted by law. If such modification is not possible, such provision, to the extent that it is in violation of law, unenforceable or void, will be deemed severable from the remaining provisions of this Release, which provisions will remain binding on both Executive and the Company. This Release is governed by, and construed and interpreted in accordance with the laws of the State of California, without regard to principles of conflicts of law. This Release, together with the Employment Separation Agreement, represents the entire understanding of the Parties with respect to subject matter herein; no oral representations have been made or relied upon by the Parties. The Parties each agrees that any and all disputes arising out of the terms of this Release will be subject to binding arbitration. In the event of a dispute, the parties (or their legal representatives) will promptly confer to select a single arbitrator mutually acceptable to both parties. If the parties cannot agree on an arbitrator, then the moving party may file a demand for arbitration with the Judicial Arbitration and Mediation Services (“JAMS”) in San Francisco County, California, who will be selected and appointed consistent with the Employment Arbitration Rules and Procedures of JAMS (the “JAMS Rules”). Any arbitration will be conducted in a manner consistent with the JAMS Rules, supplemented by the California Rules of Civil Procedure. The Parties further agree that the prevailing party in any arbitration will be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. The Parties hereby agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury. This paragraph will not prevent either party from seeking provisional relief (including a temporary restraining order or preliminary injunction) from any court having jurisdiction over the parties and the subject matter of their dispute relating to Executive’s obligations under this Release and the Inventions and Restrictive Covenant Agreement (as defined in the Employment Separation Agreement).

9. No action taken by the Parties hereto, or either of them, either previously or in connection with this Release, shall be deemed or constructed to be: (a) an admission of the truth or falsity of any claims heretofore made; or (b) an acknowledgment or admission by either party of any fault or liability whatsoever to the other party or to any third party.

10. Each of the Company Parties, other than the Company, is intended to be a third party beneficiary of this Release.

[Signatures appear on following page]

EXECUTIVE’S ACCEPTANCE OF RELEASE

BEFORE SIGNING MY NAME TO THE RELEASE, I STATE THE FOLLOWING: I HAVE READ THE RELEASE, I UNDERSTAND IT AND I KNOW THAT I AM GIVING UP IMPORTANT RIGHTS. I HAVE OBTAINED SUFFICIENT INFORMATION TO INTELLIGENTLY EXERCISE MY OWN JUDGMENT. I HAVE BEEN ADVISED THAT I SHOULD CONSULT WITH AN ATTORNEY BEFORE SIGNING IT, AND I HAVE SIGNED THE RELEASE KNOWINGLY AND VOLUNTARILY.

Date delivered to Executive: December 1, 2019.

Executed this 1st day of December, 2019.

/s/ Pamela G. Marrone
Pamela G. Marrone

[SIGNATURE PAGE TO GENERAL RELEASE]

Exhibit C

REAFFIRMATION AGREEMENT

This Reaffirmation Agreement (the “Reaffirmation Agreement”) is entered into as of [●], 20[●], by and between Pamela Marrone (“Executive”) and Marrone Bio Innovations, Inc. (the “Company”). Executive and the Company are sometimes collectively referred to as the “Parties.”

1. Executive’s employment with the Company terminated on [●], 20[●] (the “Retirement Date”).

2. The purpose of this Reaffirmation Agreement is to effectuate the intent and agreement of the Parties as reflected in the General Release between the Parties dated as of [●], 2019 (the “General Release”), by advancing to the execution date of this Reaffirmation Agreement the effective date of Executive’s general waiver and release of all Claims against the Released Parties, as set forth in the Release Agreement.

3. In consideration for Executive’s execution of this Reaffirmation Agreement and Executive’s promises and covenants contained (a) herein and (b) in the Employment Separation Agreement between the Company and Executive (the “Employment Separation Agreement”), the Company agrees to provide to Executive the benefit described in Section 1(f) of the Employment Separation Agreement, subject to the effectiveness of this Release in accordance with paragraph 11 of this Release.

4. Accordingly, with her signature below, Executive, on behalf of herself, her heirs, executors, agents, representatives, and assigns (collectively, the “Releasors”), hereby specifically acknowledges and reaffirms that she the fully acquits, releases, waives and discharges the Company, its and their affiliated, related, parent or subsidiary companies, and its and their predecessors, successors, and present and former officers, directors, committee members, representatives, attorneys, agents or employees (the “Company Parties”) from any and all claims, obligations, liabilities, complaints, causes of action, charges, debts, and demands of whatever kind whatsoever, in law or in equity, known or unknown, asserted or unasserted (“Claims”), which Executive has ever had or now has against the Company Parties, including without limitation, Claims arising out of or in any way related to Executive’s relationship with any or all of the Company Parties and all Claims with respect to any aspect of Executive’s employment, compensation, or termination from employment by the Company (“Executive Released Claims”). Executive Released Claims include, but are not limited to:

(i) all Claims arising from Executive’s employment with the Company or the termination of that employment, including Claims for wrongful termination or retaliation and the terms and conditions of employment;

(ii) all Claims related to Executive’s compensation or benefits from the Company, including, salary, wages, overtime, meal and rest breaks, bonuses, commissions, incentive compensation, profit sharing, retirement benefits, paid time off, vacation, sick leave, leaves of absence, expense reimbursements, equity, severance pay, and fringe benefits;

(iii) all Claims for breach of contract, breach of quasi-contract, promissory estoppel, detrimental reliance, and breach of the implied covenant of good faith and fair dealing;

(iv) all tort Claims, including Claims for fraud, defamation, slander, libel, disparagement, negligent or intentional infliction of emotional distress, personal injury, negligence, compensatory or punitive damages, negligent or intentional misrepresentation, and discharge in violation of public policy;

(v) all federal, state, and local statutory Claims, including Claims for discrimination, harassment, retaliation, attorneys’ fees, medical expenses, experts’ fees, costs and disbursements; and

(vi) any other Claims of any kind whatsoever, arising from the beginning of time until the date Executive signs this Release, in each case whether based on contract, tort, statute, local ordinance, regulation or any comparable law, public policy or common law in any jurisdiction.

By way of example and not in limitation of the foregoing, Executive Released Claims include any Claims arising under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq.; the Civil Rights Act of 1991; the Civil Rights Acts of 1866 and/or 1871, 42 U.S.C. Section 1981; the Americans with Disabilities Act, 42 U.S.C. 12101 et seq., the Age Discrimination in Employment Act (“ADEA”), 29 U.S.C. § 621 et seq.; the Family Medical Leave Act, 29 U.S.C. § 2601 et seq.; Executive Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq.; the federal Worker Adjustment Retraining Notification Act (“WARN Act”), 29 U.S.C. § 2102 et seq., the California WARN Act, California Labor Code § 1400 et seq., the California Fair Employment and Housing Act, Cal. Gov. Code §12900 et seq., the California Labor Code and the orders of the California Industrial Welfare Commission. Executive and the Company intend for this release to be enforced to the fullest extent permitted by law. EXECUTIVE UNDERSTANDS AND AGREES THAT THIS RELEASE CONTAINS A GENERAL RELEASE OF ALL CLAIMS.

Executive understands and agrees that such waiver and release will be effective as to all Claims arising on or before the date she executes this Reaffirmation Agreement, subject to his effectuation of this Reaffirmation Agreement in the manner set forth in the next Section hereof. Executive further understands and agrees that she will not be entitled to the consideration provided for in Section 1(f) of the Employment Separation Agreement unless and until Executive executes this Reaffirmation Agreement and the Revocation Period described in the next Section hereof passes without Executive revoking this Reaffirmation Agreement.

5. Executive further unconditionally releases and forever discharges the Company Parties from any and all Claims that Executive may have as of the date Executive signs this Reaffirmation Agreement arising under the ADEA. By signing this Reaffirmation Agreement, Executive acknowledges and confirms that: (i) Executive has been advised by the Company to consult with an attorney of Executive’s choice before signing this Reaffirmation Agreement; (ii) Executive was given no fewer than twenty-one (21) days to consider the terms of this Reaffirmation Agreement, although Executive may sign it sooner if desired; (iii) Executive is providing the release provided for in in this Reaffirmation Agreement is in exchange for consideration in addition to that to which Executive is already entitled; (iv) Executive has seven (7) days from the date of signing this Reaffirmation Agreement to revoke this Reaffirmation Agreement by providing the Company with a written notice of revocation delivered to Linda Moore, General Counsel and Corporate Secretary, at lmoore@marronebio.com or to the Company’s physical address at 1540 Drew Avenue, Davis, California 95618, in a manner reasonably calculated to be received by the Company on or before the end of such seven-day period (“Revocation Period”); (v) this Reaffirmation Agreement will not become effective, until the Revocation Period passes without Executive revoking this Reaffirmation Agreement; (vi) the release contained in this Reaffirmation Agreement does not apply to rights and claims that may arise after the date on which Executive signs this Reaffirmation Agreement, and (vii) Executive knowingly and voluntarily accepts the terms of this Reaffirmation Agreement. Executive further agrees that any change to this Reaffirmation Agreement or the Release Agreement, whether material or immaterial, will not restart the twenty-one (21) day period for Executive to consider the terms of this Reaffirmation Agreement.

6. The Releasors and the Company acknowledge that they are aware of the provisions of California Civil Code, Section 1542, which reads as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

The Releasors hereby expressly give up all the benefits of Section 1542 and of any other similar law of this or any other jurisdiction. The Releasors acknowledge that there may exist claims or facts in addition to or different from those which are now known or believed by the Releasors to exist and the Releasors agree that it is their intention to fully settle and release such claims, whether known or unknown, that may exist as of the date of this Release.

7. Notwithstanding anything to the contrary set forth in paragraph 4, 5 or 6 of this Release, the Releasors do not waive, release or discharge the Company Parties from Executive’s rights, if any, to vested benefits under the Company’s 401(k) retirement plan or with respect to Executive’s outstanding equity awards, if any; Executive’s rights, if any, to indemnification or advancement of expenses in accordance with the Company’s certificate of incorporation, bylaws or other corporate governance document, or any applicable insurance policy or applicable law, including Section 2802 of the California Labor Code; any Claim which may arise in the future from events or actions occurring after the date that Executive executes this Reaffirmation Agreement; Claims for worker’s compensation benefits; Claims for unemployment insurance benefits; any Claims that cannot be released in accordance with applicable law; and any rights created by this Reaffirmation Agreement, the General Release or the Employment Separation Agreement.

8. Executive hereby represents that Executive has not filed or commenced any proceeding against any of the Releasees based upon any Executive Released Claims.

9. Executive warrants that no promise or inducement has been offered for this Reaffirmation Agreement other than as set forth herein and that this Reaffirmation Agreement is executed without reliance upon any other promises or representations, oral or written. Any modification of this Reaffirmation Agreement must be made in writing and be signed by Executive and the Company.

10. If any provision of this Reaffirmation Agreement or compliance by Executive or the Company with any provision of this Reaffirmation Agreement constitutes a violation of any law, or is or becomes unenforceable or void, then such provision, to the extent only that it is in violation of law, unenforceable or void, will be deemed modified to the extent necessary so that it is no longer in violation of law, unenforceable or void, and such provision will be enforced to the fullest extent permitted by law. If such modification is not possible, such provision, to the extent that it is in violation of law, unenforceable or void, will be deemed severable from the remaining provisions of this Reaffirmation Agreement, which provisions will remain binding on both Executive and the Company. This Reaffirmation Agreement is governed by, and construed and interpreted in accordance with the laws of the State of California, without regard to principles of conflicts of law. This Reaffirmation Agreement, together with the Employment Separation Agreement, represents the entire understanding of the Parties with respect to subject matter herein; no oral representations have been made or relied upon by the Parties. The Parties each agrees that any and all disputes arising out of the terms of this Reaffirmation Agreement will be subject to binding arbitration. In the event of a dispute, the parties (or their legal representatives) will promptly confer to select a single arbitrator mutually acceptable to both parties. If the parties cannot agree on an arbitrator, then the moving party may file a demand for arbitration with the Judicial Arbitration and Mediation Services (“JAMS”) in San Francisco County, California, who will be selected and appointed consistent with the Employment Arbitration Rules and Procedures of JAMS (the “JAMS Rules”). Any arbitration will be conducted in a manner consistent with the JAMS Rules, supplemented by the California Rules of Civil Procedure. The Parties further agree that the prevailing party in any arbitration will be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. The Parties hereby agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury. This paragraph will not prevent either party from seeking provisional relief (including a temporary restraining order or preliminary injunction) from any court having jurisdiction over the parties and the subject matter of their dispute relating to Executive’s obligations under this Reaffirmation Agreement and the Inventions and Restrictive Covenant Agreement (as defined in the Employment Separation Agreement).

11. No action taken by the Parties hereto, or either of them, either previously or in connection with this Reaffirmation Agreement, shall be deemed or constructed to be: (a) an admission of the truth or falsity of any claims heretofore made; or (b) an acknowledgment or admission by either party of any fault or liability whatsoever to the other party or to any third party.

12. Each of the Company Parties, other than the Company, is intended to be a third party beneficiary of this Reaffirmation Agreement.

[Signatures appear on following page]

EXECUTIVE’S ACCEPTANCE OF RELEASE

BEFORE SIGNING MY NAME TO THE REAFFIRMATION AGREEMENT, I STATE THE FOLLOWING: I HAVE READ THE REAFFIRMATION AGREEMENT, I UNDERSTAND IT AND I KNOW THAT I AM GIVING UP IMPORTANT RIGHTS. I HAVE OBTAINED SUFFICIENT INFORMATION TO INTELLIGENTLY EXERCISE MY OWN JUDGMENT. I HAVE BEEN ADVISED THAT I SHOULD CONSULT WITH AN ATTORNEY BEFORE SIGNING THE REAFFIRMATION AGREEMENT, AND I HAVE SIGNED IT KNOWINGLY AND VOLUNTARILY.

Date delivered to Executive: [●], 20[●].

Executed this                    day of [●], 20[●].

Pamela Marrone

[SIGNATURE PAGE TO REAFFIRMATION AGREEMENT]

Exhibit D

TERMINATION CERTIFICATION

This certificate is issued pursuant to my Employment Separation Agreement (the “Separation Agreement”) with Marrone Bio Innovations, Inc. (“Company”) in lieu of the termination certificate required to be delivered pursuant to my Employee Confidential Information and Assignment of Inventions Agreement (“Employee Agreement”) with the Company. Capitalized terms used and not defined herein shall have the meanings set forth in the Employee Agreement.

This is to certify that I have returned and do not have in my possession, custody, or control any equipment (such as laptop computers, mobile telephone, memory sticks, credit cards, entry cards, identification badges, and keys), or other tangible property belonging to the Company or containing Company Confidential Information, other than my Company-issued cell phone, cell phone number, laptop and iPad. I certify that I have returned all records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, computer programs or listings, other documents or intangible property, or reproductions of any aforementioned items, except for such materials and other Company Confidential Information that exist on my Company-issued cell phone, laptop or iPad. I acknowledge that notwithstanding the Company’s agreement that during the Consulting Period (as defined in the Consulting Agreement), I may keep such documents and Company Confidential Information on my cell phone, laptop or iPad (subject to my ongoing obligations under the Employee Agreement and the Consulting Agreement with respect to such documents and Company Confidential Information), the Company reserves the right to require me to return or destroy such documents and Company Confidential Information following the expiration of the Consulting Period.

I further certify that I have complied with all the terms of the Separation Agreement and the Employee Agreement, including the reporting of any Inventions and original works of authorship conceived or developed by me (solely or jointly with others) and covered by the Employee Agreement, all of which Inventions I confirm are reflected in Schedule 1 to this certificate.

I acknowledge my obligation, in compliance with the Employee Agreement, not to disclose any Company Confidential Information including all Company Trade Secrets, proprietary information, know- how, technical data, and financial information that is not publicly known relating to any business of the Company or any of its employees, clients, consultants, or licensees, and not to disclose any third-party confidential information covered by the Employee Agreement.

I also acknowledge my ongoing obligation, in compliance with the Employee Agreement, not to use any Company Trade Secrets (i) to directly or indirectly solicit, induce, recruit, or encourage any of the Company’s employees to leave their employment or consultants to leave their consulting assignment, or attempt to do any of the foregoing, either for myself or for any other person or entity; or (ii) to solicit, on my own behalf or on behalf of others, business from any person or entity.

Employee Signature:

Printed Name:

Date:

Schedule 1

List of Inventions

[See attached Excel file]